Mark Humphrey                March 1, 2017
[Address Redacted]

Dear Mark:

We are pleased to confirm our offer of employment with Herc Rentals for the position of Vice President, Controller and Chief Accounting Officer based in our Bonita Springs, FL Field Support Center. This position reports directly to Barbara Brasier, Chief Financial Officer. Your base salary, paid on a bi-weekly basis, will be $11,346.16, which equates to an annualized salary of $295,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal law, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

You are eligible to participate in the Herc Rentals Incentive Plan for 2017, which provides for a target payment of 45% of your eligible earnings. Your participation for 2017 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Details of this plan are provided upon acceptance of this offer. Herc Rentals retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for an annual discretionary equity grant in March 2017. Your target annual equity grant will be $150,000. Generally, equity grants are subject to approval by the Compensation, Nominating and Governance Committee of the Herc Board of Directors and generally take place annually in the first quarter of the year, and are subject to its sole and exclusive discretion for all key executives and key employees. Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options and are subject to the Committee’s sole and exclusive discretion. The number of shares represented by any award is based on the fair market value of Herc stock on the date of the grant. Herc retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will also be eligible for fleet vehicle privileges in this role. This privilege provides for the use of a Company assigned vehicle according to the Fleet Policy.

You will be eligible for vacation per the terms and conditions of Herc Rentals vacation policy.

Herc Rentals provides you with the opportunity to participate in our Custom Benefits Program, which may be revised from time to time. Eligibility for participation in this plan begins the first day of the month following sixty (60) consecutive days of employment.

This benefits program currently offers you numerous coverage options for:

●	Medical	●	Accidental Death and Dismemberment
●	Dental	●	Long Term Disability
●	Vision	●	Dependent Care Flexible Spending Account
●	Life Insurance	●	Health Care Flexible Spending Account
●	Dependent Life Insurance

Additionally, after ninety days of continuous service, you are eligible to participate in our Retirement Plan.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vi) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii) You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.

Nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of law or regulation. You do not need authorization from the Companys to make any such reports or disclosures.

In the event your position with Herc is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, then you will be eligible to receive a severance payment from Herc in an amount equivalent to 12 months’ salary and target bonus.

In the event your position with Herc is eliminated or your employment is terminated in connection with a change in control, then you will be eligible to receive a severance payment from Herc in an amount equivalent to 18 months’ salary and 18 months’ target bonus. In addition, each of your outstanding equity grants will vest fully in addition to your entitlement to the severance payment above.

Per Herc Rentals’ standard policy, this letter is not intended nor should it be considered as an employment contract for a definite period of time. Employment with Herc Rentals is at will,

and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. Your Human Resources contact is [Redacted].

Very truly yours,

/s/ CHRISTIAN CUNNINGHAM

Christian Cunningham
Executive Vice President and Chief HR Officer

ACCEPTANCE

I, Mark Humphrey, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement. I understand that my employment with Herc Rentals is at will, and either the Company or I may terminate it at any time, with our without cause.

/s/ W. MARK HUMPHREY                            3/2/17
Name:    Mark Humphrey            Date: